SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    SAFETY-FIRST INVESTMENTS TRUST

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                      c/o  U.S. Bancorp Mutual Fund Services LLC
                           615 East Michigan Street
                           Milwaukee, WI 53202

Telephone Number (including area code):     (414) 765-5026

Name and Address of agent for service of process:

                           Steven J. Keltz
                           390 Greenwich Street
                           New York, NY 10013

Check Appropriate Box:

                    Registrant is filing a  Registration  Statement  pursuant to
                    Section  8(b)  of  the   Investment   Company  Act  of  1940
                    concurrently with the filing of form N-8A:

                           YES      X                         NO       ___
                                    -

                                   SIGNATURES



     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York on the 19th day of September, 2002.


                                    Signature: SAFETY-FIRST INVESTMENTS TRUST



                                               By: /s/ Steven J. Keltz
                                                   ---------------------------
                                                       Steven J. Keltz
                                                       Trustee


Attest: /s/ Jeff Rauman
         Jeff Rauman
         Assistant Secretary